NY01:29382.9 03/23/95 2:06PM


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AMENDMENT NO. 1 (this
                                   "Amendment") dated as of March
                                   8,  1995, to the Agreement and
                                   Plan  of  Merger dated  as  of
                                   January    19,    1995    (the
                                   "Agreement"),  among   Quamco,
                                   Inc.   (the   "Company"),    a
                                   Delaware          corporation,
                                   Precision   Castparts    Corp.
                                   ("Parent"),     an      Oregon
                                   corporation,      and      the
                                   Shareholders of Quamco  listed
                                   on  Schedule 1 attached to the
                                   Agreement.


          The parties hereto desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, the parties do hereby agree as follows:

          1. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.

          2. Employee Benefit Plans. The Agreement is hereby amended as follows:

               (a) Subsection (v) of Section 4.3(n) is hereby deleted in its entirety and the following new subsections (v) and (vi) inserted in lieu thereof:

                     "(v)  Reference  is  made  to  the
          opinion  of  William M. Mercer, Inc.  to  the
          Company  dated  March 6,  1995  (the  "Mercer
          Opinion"),  a  true copy of  which  has  been
          provided to Parent.  The Mercer Opinion  sets
          forth  an estimate of the effects of freezing
          the  Pension  Plan  as of January  31,  1995.
          Based  on  the  assumptions and  methods  set
          forth  in  or  incorporated by  reference  in
          Paragraphs  1, 2, 3 and 5 of Exhibit  A.2  to
          the  Mercer Opinion, but using accurate  data
          as  to (A) the demographics and census of the
          participant population as of the Closing Date
          and  (B) the fair value of the assets of  the
          Pension Plan as of the Closing Date,  if  all
          future benefit accruals in and
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          employee  contributions to the  Pension  Plan
          are frozen as of the Closing Date, the Pension Plan will be considered to have been "curtailed" within the meaning of SFAS 88, and on the Closing Date the fair value of the assets of the Pension Plan will not be less than the projected benefit obligations of the Pension Plan, in each case as determined in conformance with SFAS 87 and SFAS 88.

                    (vi)  Assuming for purposes of this
          subsection 4.3(n)(vi) only, the validity of all the assumptions and methods set forth in or incorporated by reference in Exhibit A.2 to the Mercer Opinion, the calculations made by William M. Mercer Inc. as set forth on Exhibit A.1 to the Mercer Opinion do not contain any material errors of calculation."

               (a) Subsection (vi) of Section 4.3(n) is amended by renumbering such subsection as subsection "(vii)", deleting the first word of such subsection, "All", and inserting the following words in lieu thereof:

                    "Except for the Pension Plan, all"

               (a)    Sections 6.4 and 7.4(f) are deleted in their entirety.

               (b)    The Disclosure Letter is amended by deleting Exhibit
 A to
Schedule 4.3(n) to the Disclosure Letter, and by deleting the last sentence of such Schedule 4.3(n).

          2. Certain Tax Matters. The Agreement is hereby amended by adding the following new Section 7.8 after the existing
Section 7.7:

                     "7.8.  Tax Treatment of Contingent
          Payment.  Notwithstanding  anything  to   the
          contrary contained herein:

                     (a)  In the event that (i) in  the
          Stub   Return,  Parent  Group   deducts   the
          Contingent  Payment as an expense  deductible
          for  tax  purposes  against  ordinary  income
          during the
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          Service   disallows   such   deduction,   the
          Indemnifying Persons shall indemnify and hold
          harmless the Indemnified Persons, and each of
          them, from the net cost of (A) any additional
          income  Taxes (including, without limitation,
          any   interest   and/or  penalties   relating
          thereto)  payable by the Company, or  payable
          by  Parent or any other entity within  Parent
          Group  on behalf of the Company, with respect
          to  the  Stub  Period, as  a  result  of  the
          disallowance   of   the  deduction   of   the
          Contingent  Payment  and  (B)  any   expenses
          relating    thereto    (including,    without
          limitation,  reasonable fees and expenses  of
          attorneys    and   accountants);    provided,
          however, that the aggregate liability of the Indemnifying Persons in respect of their obligations under this Section 7.8 shall not in any event exceed $500,000.00.

                      (b)    The  obligations  of   the
          Indemnifying Persons under Section 7.8(a) shall not be subject to, and any amounts paid in respect thereof shall not count towards, the limitation set forth in Section 7.4(b).

                     (c)   The  indemnity  provided  in
          Section   7.8(a)  shall  be  the   sole   and
          exclusive  remedy of the Indemnified  Persons
          with  respect to the matters covered by  this
          Section 7.8.  Without limiting the generality
          of  the foregoing, the failure of the Company
          to  file  any  Return or  pay  any  Tax  with
          respect  to  the Stub Period (or any  taxable
          period that includes the Stub Period),  as  a
          result  of the anticipated deduction relating
          to  the Contingent Payment, shall not in  any
          event    constitute   a   breach    of    any
          representation,   warranty,   agreement    or
          covenant of the Company or any Shareholder contained in this Agreement, or an Event of Indemnification relating thereto.

           4. Certain Obligations of the Company to the Rico Sellers. (a) Anything contained in the Agreement to the contrary notwithstanding, although the Rico Amount shall be included in Aggregate Indebtedness and, as such, shall be deducted from Aggregate Purchase Price in calculating Merger Consideration, all as provided in Section 1.1, such amount shall not be paid by Sub to the Rico Sellers at the Closing pursuant to Section 3.4(b), but shall remain outstanding as an obligation of the Company (and, after the Effective Time, the Surviving Corporation).
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                (b) Parent hereby waives the condition to Closing
set forth in Section 6.2(i) of the Agreement.

                (c) In the event that the Rico Amount exceeds $4,159,881.01, the Shareholders shall pay to the Surviving Corporation the amount of such excess on demand. The obligations of the Shareholders under this Section 4(c) shall not be subject to, and any amounts paid in respect thereof shall not count towards, the limitation set forth in Section 7.4(b). Any demand by the Surviving Corporation pursuant to this Section 4(c) shall be made in writing to the Shareholders' Representative.

                (d) The parties hereto shall use their best efforts to obtain, within ten Business Days after the Closing, or as soon thereafter as possible (i) the satisfaction and/or discharge in full of all obligations of the Surviving Corporation to the Rico Sellers, other than the obligations (the "Non-Compete Payment Obligations") of the Surviving Corporation under Section
8.2 of the Rico Stock Purchase Agreement, (ii) the cancellation of the Rico Seller Notes and the surrender thereof to Parent, and
(iii) the release by the Rico Sellers of all security interests in the property and assets of the Surviving Corporation and its Subsidiaries under the Rico Collateral Agreements. In that connection, the Surviving Corporation shall tender to the Rico Sellers, against delivery of the Rico Seller Notes and appropriate evidence of the release of such security interests, the full amount of the Rico Amount (less the amount of the Non-Compete Payment Obligations).

                (e)   The  obligations of the Shareholders  under
Section 4(c) of this Amendment shall terminate upon (A) the consummation of the transactions provided for in clauses (i),
(ii) and (iii) of Section 4(d) of this Amendment and (B) delivery to the Surviving Corporation from the Rico Sellers of written confirmation (1) that the amount of the Non-Compete Payment Obligations do not in the aggregate exceed $619,047.68; and
(2) that no other amount is owed to the Rico Sellers, or any of them, by the Surviving Corporation; provided, however, that any obligation of the Shareholders arising prior to the effectiveness of such termination shall survive the same.

           5.   Definitions.  The Agreement is hereby amended  by
adding   the  following  new  definitions  to  Section  1.1   (in
alphabetical order):

                      "Contingent  Payment"   has   the
          meaning   provided  in  the  Shadow   Warrant
          Agreement.

                       "Parent    Group"   means    any
          consolidated group of which the Company or Parent is a member.

                     "Pension  Plan" means the  Quamco,
          Inc. Contributory Retirement Plan.
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                     "Rico  Non-Compete Payment"  means
          all obligations of the Company and/or Rico to the Rico Sellers, or any of them, pursuant to
          Section   8.2  of  the  Rico  Stock  Purchase
          Agreement.

                      "SFAS"   means  a  Statement   of
          Financial Accounting Standards issued by the Financial Accounting Standards Board.

                     "Shadow  Warrant Agreement"  means
          the Shadow Warrant Agreement dated as of December 13, 1989, between Quacq Corporation, a Delaware corporation and predecessor of the Company by merger, and Heller, as amended through the Closing Date.

                     "Stub  Period" means  the  taxable
          period  of  the Company beginning on  October
          31, 1994, and ending on the Closing Date.

                     "Stub  Return" means  all  Federal
          income tax Returns filed by the Company, Parent or any other entity within Parent
          Group for the taxable period of the Company that includes the Stub Period.

           6. In consideration of the mutual covenants and agreements of Parent, the Company and the Shareholders contained therein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned PCC Quamco Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, hereby adopts and becomes a party to the Agreement, as amended hereby, to the same extent as if it were an original signatory thereto. PCC Quamco Corp. is the corporation referred to as Sub in the Agreement and hereby agrees to perform all obligations of Sub thereunder.

           7. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

           8. This Amendment may be executed in any number of counterparts and on separate counterparts. Each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute a single agreement.

           9. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.
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          IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed and delivered on the date first above written, pursuant to Section 8.2 of this Agreement.



                                        QUAMCO, INC.


                                        By:
                                        Name:
                                        Title:

                                        PRECISION CASTPARTS CORP.

Accepted and agreed to on behalf of
each Shareholder as of the date         By:
first written above:                    Name:
                                        Title
OVERSEAS PARTNERS
INTERNATIONAL LIMITED,
as Shareholders' Representative         PCC QUAMCO CORP.


By:                                     By:
Name:  Christian Mermoud                Name:
                                        Title:
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